TO BUSINESS AND ENERGY EDITORS:

            Hiland Reports Fourth-Quarter and Full-Year 2007 Results

    ENID, Okla., Feb. 21 /PRNewswire-FirstCall/ -- The Hiland companies, Hiland Partners, LP (Nasdaq: HLND) and Hiland Holdings GP, LP (Nasdaq: HPGP) today reported results for the fourth-quarter and full-year 2007.

    Hiland Partners, LP Financial Results
    Hiland Partners, LP reported quarterly net income for the three months ended December 31, 2007 of $2.9 million compared to net income of $3.6 million for the three months ended December 31, 2006. This decrease is primarily due to additional depreciation expense and interest expense incurred as a result of our organic growth projects, offset by increased sales volume primarily from our Bakken, Badlands and Woodford Shale gathering systems. Net income per limited partner unit-basic for the fourth quarter of 2007 was $0.14 per unit compared to $0.30 per unit in the corresponding quarter in 2006. Weighted average limited partner units-basic outstanding was 9.3 million units for the three months ended December 31, 2007 compared to 9.2 million units for the three months ended December 31, 2006. EBITDA (EBITDA is defined as net income plus interest expense, provisions for income taxes and depreciation, amortization and accretion expense) for the three months ended December 31, 2007 was $15.3 million compared to $11.9 million for the three months ended December 31, 2006, an increase of 29.0%. Total segment margin for the three months ended December 31, 2007 was $24.8 million compared to $18.0 million for the three months ended December 31, 2006, an increase of 37.7%. The increases in EBITDA and total segment margin are primarily attributable to increased activity from our Bakken, Badlands and Woodford Shale gathering systems.

    For the year ended December 31, 2007, Hiland Partners, LP reported net income of $10.8 million compared to net income of $14.7 million for the year ended December 31, 2006. This decrease is primarily due to additional depreciation expense and interest expense incurred as a result of our organic growth projects and as a result of the acquisition of the Kinta Area gathering assets effective May 1, 2006, offset by increased sales volume primarily from our Bakken, Eagle Chief and Woodford Shale gathering systems. Net income per limited partner unit-basic for the year ended December 31, 2007 decreased to $0.67 per unit from $1.37 per unit in 2006. Weighted average limited partner units-basic outstanding for the year ended December 31, 2007 was 9.3 million units compared to 9.0 million units for the year ended December 31, 2006. EBITDA for the year ended December 31, 2007 was $52.4 million compared to $42.8 million for the year ended December 31, 2006, an increase of 22.6%. Total segment margin for the year ended December 31, 2007 was $82.8 million compared to $63.5 million for the year ended December 31, 2006, an increase of 30.5%. The increases in EBITDA and total segment margin are primarily attributable to the full year inclusion of the results of operations from the acquisition of the Kinta Area gathering assets effective May 1, 2006 and increased activity primarily from our Bakken, Eagle Chief and Woodford Shale gathering systems.

    "We are pleased with our performance during 2007 which resulted in record growth in EBITDA, revenues and system throughput volumes for Hiland," said Joseph L. Griffin, President and Chief Executive Officer. "The Badlands gas treating and gathering expansion and the Woodford Shale gathering system, both of which were placed into service in 2007, along with current outlook for drilling activity and commodity prices should allow the Partnership significant opportunities for growth in 2008 and beyond. On February 5th, we took the Badlands plant out of service when it was discovered that a primary piece of equipment had failed. Work has been conducted around the clock to make the necessary warranty repairs and we anticipate start up at the beginning of March. I am pleased to announce that we recently entered into new agreements with Continental Resources, Inc. and Encore Operating, L.P. to provide gathering and treating services to additional fields being developed in the Badlands area. We will spend approximately $3 million to construct 19 miles of pipe and install related compression and expect to have these projects on line during the second and third quarters of this year, respectively."

    On January 25, 2008, Hiland Partners, LP announced an increase in its cash distribution for the fourth quarter of 2007. The declared quarterly distributions on Hiland Partners, LP's common and subordinated units increased to $0.795 per unit (an annualized rate of $3.18 per unit) from $0.7550 per unit (an annualized rate of $3.02 per unit) for the third quarter of 2007. This represents a 5.3% increase over the prior quarter and an 11.6% increase over the distribution for the same quarter of the prior year. This distribution was paid on February 14, 2008 to unitholders of record on February 4, 2008.

    Hiland Holdings GP, LP Financial Results
    Hiland Holdings GP, LP reported quarterly net income for the three months ended December 31, 2007 of $1.5 million ($0.07 per limited partner unit-basic) compared to net income of $1.8 million for the three months ended December 31, 2006. Net income before minority interest was $2.1 million in the fourth quarter of 2007 compared to $3.0 million in the fourth quarter of 2006. These decreases are primarily due to additional depreciation expense and interest expense incurred as a result of our organic growth projects, offset by increased sales volume primarily from our Bakken, Badlands and Woodford Shale gathering systems.

    Hiland Holdings GP, LP reported net income of $5.2 million for the year ended December 31, 2007 ($0.24 per limited partner unit-basic) compared to net income of $2.4 million for the comparable period in 2006, which includes its predecessor, Hiland Partners GP, LLC. Hiland Holdings GP, LP commenced operations September 25, 2006 upon successful completion of its initial public offering and the concurrent contribution of certain interests from its predecessor entity and its contributing parties. Net income before minority interest was $7.8 million for the year ended December 31, 2007 compared to $12.5 million for the year ended December 31, 2006. The decrease in net income before minority interest is primarily due to additional depreciation expense and interest expense incurred as a result of our organic growth projects and as a result of the acquisition of the Kinta Area gathering assets effective May 1, 2006, partially offset by increased sales volume primarily from our Bakken, Eagle Chief and Woodford Shale gathering systems.

    Hiland Holdings GP, LP's share of distributions from Hiland Partners, LP, including distributions on its 5,381,471 limited partner units, its two percent general partner interest, and the incentive distributions rights, was approximately $6.0 million for the fourth quarter of 2007. On January 25, 2008, Hiland Holdings GP, LP, announced an increase in its cash distribution for the fourth quarter of 2007. The declared quarterly distributions on the Partnership's units were increased to $0.255 per unit (an annualized rate of $1.02 per unit) from $0.23 per unit (an annualized rate of $0.92 per unit) for the third quarter of 2007. This represents a 10.9% increase over the prior quarter and a 22.9% increase over the distribution for the same quarter of the prior year. The distribution was paid on February 19, 2008 to unitholders of record on February 4, 2008.

    Conference Call Information
    Hiland has scheduled a conference call for 10:00am Central Time, Friday, February 22, 2008, to discuss the 2007 fourth quarter results. To participate in the call, dial 1.888.396.2298 and participant passcode 92002423, or access it live over the Internet at http://www.hilandpartners.com, on the "investor relations" section of the Partnership's website.

    Use of Non-GAAP Financial Measures
    This press release and the accompanying schedules include the non-generally accepted accounting principles ("non-GAAP") financial measures of EBITDA and total segment margin. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income or any other GAAP measure of liquidity or financial performance.

    About the Hiland Companies
    Hiland Partners, LP is a publicly traded midstream energy partnership engaged in gathering, compressing, dehydrating, treating, processing and marketing natural gas, and fractionating, or separating, natural gas liquids, or NGLs. The Partnership also provides air compression and water injection services for use in oil and gas secondary recovery operations. The Partnership's operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States. Hiland Partners, LP's midstream assets consist of 13 natural gas gathering systems with approximately 2,024 miles of gathering pipelines, five natural gas processing plants, seven natural gas treating facilities and four NGL fractionation facilities. The Partnership's compression assets consist of two air compression facilities and a water injection plant.

    Hiland Holdings GP, LP owns the two percent general partner interest, 1,301,471 common units and 4,080,000 subordinated units in Hiland Partners, LP, and the incentive distribution rights of Hiland Partners, LP.

    This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. An extensive list of factors that can affect future results are discussed in the Partnership's Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

                              - tables to follow -

    Other Financial and Operating Data

    Hiland Partners, LP - Results of Operations

    Set forth in the table below is financial and operating data for Hiland
     Partners, LP.

                                Three Months Ended           Year Ended
                                   December 31,             December 31,
                               ----------------------    ----------------------
                                  2007         2006         2007        2006
                               ---------    ---------    ---------    ---------
                                               (in thousands)
                                     (unaudited)              (unaudited)

Total Segment Margin Data:
Midstream revenues             $  81,533    $  55,067    $ 273,224    $ 214,867

Midstream purchases               57,892       38,228      195,212      156,193
                               ---------    ---------    ---------    ---------
Midstream segment margin          23,641       16,839       78,012       58,674
Compression revenues (A)           1,204        1,204        4,819        4,819
                               ---------    ---------    ---------    ---------
Total segment margin (B)       $  24,845       18,043    $  82,831       63,493
                               =========    =========    =========    =========
Summary of Operations
 Data:
Midstream revenues                81,533       55,067      273,224      214,867
Compression revenues               1,204        1,204        4,819        4,819
                               ---------    ---------    ---------    ---------
Total revenues                    82,737       56,271      278,043      219,686

Midstream purchases
 (exclusive of items
  shown separately below)         57,892       38,228      195,212      156,193
Operations and maintenance         7,171        4,931       23,279       16,071
Depreciation, amortization
 and accretion                     8,493        6,319       29,855       22,130
General and administrative         2,479        1,341        7,587        4,994
                               ---------    ---------    ---------    ---------
Total operating costs and
 expenses                         76,035       50,819      255,933      199,388
                               ---------    ---------    ---------    ---------
Operating income                   6,702        5,452       22,110       20,298
Other income (expense)            (3,831)      (1,876)     (11,326)      (5,616)
                               ---------    ---------    ---------    ---------
Net income                         2,871        3,576       10,784       14,682

Add:
Depreciation, amortization
 and accretion                     8,493        6,319       29,855       22,130
Amortization of deferred
 loan costs                          120           88          410          407
Interest expense                   3,827        1,889       11,346        5,532
                               ---------    ---------    ---------    ---------
EBITDA (C)                     $  15,311    $  11,872    $  52,395    $  42,751
                               =========    =========    =========    =========

Non cash realized (gain)
 loss on derivatives           $     137    $      20    ($    373)   ($    113)
Non cash unit based
 compensation expense          $     361    $     135    $     950    $     473

Maintenance capital
 expenditures                  $     914    $     722    $   3,423    $   3,434
Expansion capital
 expenditures                     16,721       13,426       87,530      155,103
                               ---------    ---------    ---------    ---------
Total capital expenditures     $  17,635    $  14,148    $  90,953    $ 158,537
                               =========    =========    =========    =========
    Operating Data:
    Inlet natural gas (MCF/d)   229,608    200,415        215,551    157,556
    Natural gas sales
     (MMBTU/d)                   85,872     73,329         80,731     66,947
    NGL sales (Bbls/d)            5,754      3,617          4,696      3,347
    Natural gas gathered
     (MMBtu/d) (D)              118,625    123,766        123,008     85,540

                                                           December 31,
                                                       -------------------
                                                          2007      2006
                                                       --------- ---------
                                                         (in thousands)
    Balance sheet Data (at end of period):                (unaudited)
    Property and equipment, at cost, net                $319,320  $252,801
    Total assets                                        $410,473  $343,816
    Long-term debt, net of current maturities           $226,104  $147,064
    Net equity                                          $139,167  $167,746

    (A) Compression revenues and compression segment margin are the same. There are no compression purchases associated with the compression segment.

    (B) Reconciliation of total segment margin to operating income:



                                        Three Months Ended       Year Ended
                                            December 31,         December 31,
                                        ------------------    ------------------
                                         2007       2006        2007      2006
                                        -------    -------    -------    -------
                                                     (in thousands)
                                            (unaudited)          (unaudited)

Reconciliation of Total
 Segment Margin to
 Operating Income
Operating income                        $ 6,702    $ 5,452    $22,110    $20,298
Add:
Operations and
 maintenance expenses                     7,171      4,931     23,279     16,071
Depreciation,
 amortization and
 accretion                                8,493      6,319     29,855     22,130
General and administrative
 expenses                                 2,479      1,341      7,587      4,994
                                        -------    -------    -------    -------
Total segment margin (B)                $24,845    $18,043    $82,831    $63,493
                                        =======    =======    =======    =======

    We view total segment margin, a non-GAAP financial measure, as an important performance measure of the core profitability of our operations. We review total segment margin monthly for consistency and trend analysis. We define midstream segment margin as midstream revenue less midstream purchases. Midstream purchases include the following costs and expenses: cost of natural gas and NGLs purchased by us from third parties, cost of natural gas and NGLs purchased by us from affiliates, and cost of crude oil purchased by us from third parties. We define compression segment margin as the revenue derived from our compression segment.

    (C) We define EBITDA, a non-GAAP financial measure, as net income plus interest expense, provisions for income taxes and depreciation, amortization and accretion expense. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others to assess: (1) the financial performance of our assets without regard to financial methods, capital structure or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or structure; and (4) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities. EBITDA is also a financial measurement that, with certain negotiated adjustments, is reported to our banks and is used as a gauge for compliance with our financial covenants under our credit facility. EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measures of financial performance presented in accordance with GAAP. Our EBITDA may not be comparable to EBITDA of similarly titled measures of other entities, as other entities may not calculate EBITDA in the same manner as we do.

    (D) Natural gas gathered for fee (MMBtu/d) represents natural gas volumes gathered associated with the Kinta Area gas gathering assets we acquired on May 1, 2006 in which we do not take title to the gas.



    Hiland Holdings GP, LP - Results of Operations

    Set forth in the table below is financial and operating data for Hiland Holdings GP, LP



                                                         Three Months Ended
                                                            December 31,
                                                       ------------------------
                                                         2007            2006
                                                       --------        --------
                                                       (unaudited, in thousands)
Total Segment Margin Data:
Midstream revenues                                     $ 81,533        $ 55,067
Midstream purchases                                      57,892          38,228
                                                       --------        --------
Midstream segment margin                                 23,641          16,839
Compression revenues (A)                                  1,204           1,204
                                                       --------        --------
Total segment margin (B)                               $ 24,845        $ 18,043
                                                       ========        ========

Summary of Operations Data:
Midstream revenues                                     $ 81,533          55,067
Compression revenues                                      1,204           1,204
                                                       --------        --------
    Total revenues                                       82,737          56,271
Operating costs and expenses
    Midstream purchases
     (exclusive of
      items shown separately below)                      57,892          38,228
    Operations and maintenance                            7,171           4,931
    Depreciation, amortization
     and accretion                                        8,780           6,607
    General and administrative                            2,938           1,604
                                                       --------        --------
        Total operating costs
         and expenses                                    76,781          51,370
                                                       --------        --------
        Operating income                                  5,956           4,901
Other income (expense)                                   (3,855)         (1,902)
                                                       --------        --------
Income before minority interest
 in income of HLND                                        2,101           2,999
Minority interest in income
 of HLND                                                   (558)         (1,174)
                                                       --------        --------
Net income                                             $  1,543        $  1,825
                                                       ========        ========

                                                          Hiland
                                 Hiland       Hiland     Partners
                                Holdings     Holdings   GP, LLC (D)
                                 GP, LP     GP, LP (C) (Predecessor)  Total (E)
                               ---------    ---------    ---------    ---------
                                           Year Ended December 31,
                               ------------------------------------------------
                                  2007                     2006
                               ---------    -----------------------------------
                                            (in thousands)

                           (unaudited)
    Total Segment
     Margin
Data:
    Midstream revenues         $ 273,224    $  65,489    $ 149,378    $ 214,867
    Midstream purchases          195,212       45,921      110,272      156,193
                               ---------    ---------    ---------    ---------
    Midstream segment
     margin                       78,012       19,568       39,106       58,674
    Compression
     revenues (A)                  4,819        1,440        3,379        4,819
                               ---------    ---------    ---------    ---------
    Total segment
     margin (B)                $  82,831    $  21,008    $  42,485    $  63,493
                               =========    =========    =========    =========

    Summary of Operations
     Data:

    Midstream revenues         $ 273,224    $  65,489    $ 149,378    $ 214,867
    Compression revenues           4,819        1,440        3,379        4,819
                               ---------    ---------    ---------    ---------
       Total revenues            278,043       66,929      152,757      219,686
    Operating costs and
     expenses
       Midstream purchases
        (exclusive of items
         shown separately
         below)                  195,212       45,921      110,272      156,193
       Operations and
        maintenance               23,279        5,658       10,413       16,071
       Depreciation,
        amortization
        and accretion             31,002        7,661       15,202       22,863
       General and
        administrative             9,321        1,857        3,442        5,299
                               ---------    ---------    ---------    ---------
            Total
             operating
             costs and
             expenses            258,814       61,097      139,329      200,426
                               ---------    ---------    ---------    ---------
            Operating
             income               19,229        5,832       13,428       19,260
    Other income
     (expense)                   (11,425)      (2,150)      (4,583)      (6,733)
                               ---------    ---------    ---------    ---------
    Income before
     minority interest
     in income of HLND             7,804        3,682        8,845       12,527
    Minority interest in
     income of HLND               (2,638)      (1,726)      (8,438)     (10,164)
                               ---------    ---------    ---------    ---------
    Net income                     5,166        1,956          407        2,363
    Less income
     attributable to
     predecessor                      --           --           --          407
                               ---------    ---------    ---------    ---------
    Limited partners'
     interest in net
     income                    $   5,166    $   1,956    $     407    $   1,956
                               =========    =========    =========    =========

                                                               December 31,
                                                           2007           2006
                                                         --------       --------
                                                             (in thousands)
                                                              (unaudited)

Balance Sheet data (at period end)
Property and equipment, at cost, net                     $323,073       $257,003
Total assets                                             $420,286       $355,198
Long-term debt, net of current
 maturities                                              $226,459       $147,318

Minority interests                                       $126,409       $137,302
Net equity                                               $ 22,135       $ 41,157

    (A) Compression revenues and compression segment margin are the same. There are no compression purchases associated with the compression segment.

    (B) Reconciliation of total segment margin to operating income:



                                                           Three Months Ended
                                                              December 31,
                                                          ----------------------
                                                           2007          2006
                                                          -------        -------
Reconciliation of Total Segment                        (unaudited, in thousands)
 Margin to Operating Income
Operating income                                          $ 5,956        $ 4,901
Add:
Operations and maintenance expenses                         7,171          4,931
Depreciation, amortization and
 accretion                                                  8,780          6,607
General and administrative
 expenses                                                   2,938          1,604
                                                          -------        -------
Total segment margin (B)                                  $24,845        $18,043
                                                          =======        =======

                                                              Hiland
                                     Hiland      Hiland       Partners
                                    Holdings    Holdings     GP, LLC (D)
                                     GP, LP     GP, LP (C) (Predecessor) Total (E)
                                     -------     -------     -------     -------
                                               Year Ended December 31,
                                     -------------------------------------------
                                      2007                    2006
                                     -------     -------------------------------
                                                  (in thousands)
                                  (unaudited)

Reconciliation of
 Total Segment
 Margin to
 Operating Income

Operating income                     $19,229     $ 5,832     $13,428     $19,260
Add:
Operations and
 maintenance expenses                 23,279       5,658      10,413      16,071
Depreciation,
 amortization and
 accretion                            31,002       7,661      15,202      22,863
General and
 administrative
 expenses                              9,321       1,857       3,442       5,299

                                     -------     -------     -------     -------
Total segment margin                 $82,831     $21,008     $42,485     $63,493
                                     =======     =======     =======     =======



    We view total segment margin, a non-GAAP financial measure, as an important performance measure of the core profitability of our operations. We review total segment margin monthly for consistency and trend analysis. We define midstream segment margin as midstream revenue less midstream purchases. Midstream purchases include the following costs and expenses: cost of natural gas and NGLs purchased by us from third parties, cost of natural gas and NGLs purchased by us from affiliates, and cost of crude oil purchased by us from third parties. We define compression segment margin as the revenue derived from our compression segment.

    (C) Amounts presented in the Hiland Holdings GP, LP column include only the consolidated operations beginning on September 25, 2006. These amounts include the contribution of assets and member interest from Hiland Partners GP, LLC at the completion of our initial public offering.

    (D) Amounts presented in the Hiland Partners GP, LLC Predecessor columns include only the consolidated operations for the period beginning February 15, 2005 to September 25, 2006.

    (E) Total income and expense items included in our Consolidated Statement of Operations and our predecessor are included in this Form 10-K for the stated period.

SOURCE  Hiland Partners, LP; Hiland Holdings GP, LP
    -0-                             02/21/2008
    /CONTACT: Ken Maples, Vice President and CFO of Hiland Partners, LP, +1-580-242-6040/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.hilandpartners.com /
    (HLND HPGP)

CO:  Hiland Partners, LP; Hiland Holdings GP, LP
ST:  Oklahoma
IN:  OIL
SU:  ERN CCA